FREDERICK OTILIUS OLEN, JR. PROXY STATEMENT
Solicitation by FREDERICK OTILIUS OLSEN, JR.
for the 2011 KAVILCO, INCORPORATED Annual Meeting of Shareholders
Frederick Otilius Olsen, Jr.
P.O. Box 371
Kasaan, Alaska 99950-0340
(907)542-3000 [phone]
(907)617-9941 [cell phone]
October, 2011
To Shareholders:
Whether or not you are able to attend KAVILCO, INCORPORATED's 2011 Annual Meeting, it is important that your views be represented. Please vote for me to the Board of Directors by filling out the enclosed proxy card. Please sign and date the enclosed proxy card and return it promptly in the envelope provided. If you plan to attend the meeting, please bring the proxy card.
I am one of the original 120 Shareholders and hold 100 shares of Class "A" stock. At this critical time for our Haida culture, as we have fewer and fewer Haida speaking elders, as our traditional food gathering Way of Life is under attack, we must do more to support the documentation and preservation of our elder's knowledge. Your representatives on KAVILCO's Board of Directors will help decide whether or not we succeed.
Sincerely,
FREDERICK OTILIUS OLSEN, JR.
(Frederick Otilius Olsen, Jr.)
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FREDERICK OTILIUS OLSEN, JR. PROXY STATEMENT
Solicitation by FREDERICK OTILIUS OLSEN, JR.
for the 2011 KAVILCO, INCORPORATED Annual Meeting of Shareholders
FREDERICK OTILIUS OLSEN, JR. furnishes this Proxy Statement in connection with the solicitation of proxies to be used at the KAVILCO INCORPORATED Annual Meeting of Shareholders (the Meeting) to be held at the Cape Fox Lodge, 800 Venetia Way, in Ketchikan, Alaska, on November 5, 2011 at 1:00 PM, and at any adjournment thereof. This Proxy Statement is being mailed to Shareholders. The principal executive offices of the Corporation are located at One Union Square, 600 University Street, Suite 3010, Seattle, WA, 98181-1129. Only Shareholders of record with Class "A" stock at the close of business on October 4, 2011, will be entitled to vote at the Meeting and at all adjournments thereof.
GENERAL INFORMATION  (Voting of Proxies)
If a proxy is properly signed by a stockholder and is not revoked, the shares represented thereby will be voted at the Meeting in the manner specified on the proxy and such shares will be voted by the persons designated therein. All shares multiplied by 3 equals the total number of votes. Votes will not be considered cast, however, if the shares are not voted for any reason, including an abstention indicated as such on a written proxy or ballot, if directions are given in a written proxy to withhold votes or if the votes are withheld by a broker. The proxy may be revoked by the stockholder at any time prior to the voting thereof by giving notice of revocation in writing to the Secretary of the Corporation or by duly executing and delivering to the Secretary of the Corporation a proxy bearing a later date or by voting in person at the Meeting. ELECTION OF DIRECTORS
The Board of Directors manages the business of the Corporation. The affirmative vote of the holders of a plurality of the shares of the Corporation voted in person or by proxy at the Meeting is required for the election of each director. I AM ASKING FOR YOUR VOTES.
With your support, I will work within the Corporation's tight financial constraints to preserve and advance our Haida culture. We can continue to achieve financial success as well as promote, support, and initiate cultural heritage endeavors by and for the Haida people. With the earned respect through 35 years of documented achievement, KAVILCO (and its Kasaan Haida Heritage Foundation) can have much more cultural influence than at present.
Hawaa!  Thank You!
FREDERICK OTILIUS OLSEN, JR.
(Frederick Otilius Olsen, Jr.)
October, 2011